EXHIBIT 3(i).1

                    (Articles of Incorporation of One World)


                           ARTICLES OF INCORPORATION

                                       OF

                             MEDIZONE CANADA LIMITED

         The  undersigned   natural  person,   acting  as  incorporator  of  the
corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                                    ARTICLE I

         Name. The name of the corporation is "Medizone Canada Limited" (hereinafter, the "Corporation").

                                   ARTICLE II

         Period of Duration. The period of duration of the Corporation is perpetual.

                                   ARTICLE III

         Purposes and Powers. The purpose for which the Corporation is organized is to engage n any and all lawful business.

                                   ARTICLE IV

         Capitalization. The Corporation shall have the authority to issue 1,000,000 of common voting stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                                    ARTICLE V

         Initial Resident Agent. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Carson City, Nevada 89706.

                                   ARTICLE VI

         Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is three and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:

                  Brenda M. Hall
                  55 West 200 North
                  Provo, Utah 84601

                  Paul Findlayson
                  55 West 200 North
                  Provo, Utah 84601

                  Pamela Price
                  55 West 200 North
                  Provo, Utah 84601

                                   ARTICLE VII

         Incorporator.  The name and street address of the incorporator is:

                  Leonard M. Burningham, Esq.
                  455 East 500 South, 9205
                  Salt Lake City, Utah 84111

                                  ARTICLE VIII

         Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                                   ARTICLE IX

         Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities

                                                  /s/ Leonard W. Burningham
                                                  ---------------------------
                                                  Leonard W. Burningham, Esq.

STATE OF UTAH                       )
                                    ):ss
COUNTY OF SALT LAKE                 )

         On the 3rd day of August,  1998,  personally appeared before me Leonard
W. Burningham, Esq., who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof, and that the contents thereof are true of his personal knowledge.

                                                       /s/ Sheryl A. Jones
                                                       -------------------
                                                       NOTARY PUBLIC